EXHIBIT 99.1

For Release Monday, November 20, 2006; 8:00 AM EST

CYBERONICS AUDIT COMMITTEE CONCLUDES STOCK OPTIONS REVIEW

Company Announces Leadership and Governance Changes
Record Date for Annual Meeting of Stockholders Set for December 18, 2006

HOUSTON, Texas, November 20, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that the Audit Committee of the Company’s Board of Directors has completed its previously announced review of the Company’s stock option grants, practices and procedures. The Audit Committee, which consists of three independent members of the Company’s Board, was assisted in its review by independent outside legal counsel, Morgan, Lewis & Bockius LLP, and independent accounting advisors retained by that law firm.

The Audit Committee concluded that there were incorrect measurement dates with respect to financial reporting of certain option grants between 1999 and 2003 and has reported these conclusions to the full Board of Directors. Accordingly, the Company will record additional non-cash stock-based compensation expense. Although the Company’s management and its independent registered public accountants have not yet completed their review of the Audit Committee’s findings and determined the exact amount of such non-cash expense, it is currently estimated at approximately $10 million cumulatively. As a result, the Company’s financial statements for the fiscal years ended June 30, 2000, April 27, 2001, April 26, 2002, April 25, 2003, April 30, 2004 and April 29, 2005, the interim periods contained therein, and the fiscal quarters ended July 29, 2005, October 28, 2005 and January 27, 2006, will be restated and should no longer be relied upon. The Company intends to file with the Securities Exchange Commission (SEC) any financial statements required to be restated and its Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and its Quarterly Report on Form 10-Q for the quarters ended July 28, 2006 and September 29, 2006 as soon as practicable.

The Company noted that these adjustments have no effect on the Company’s cash position or on the Company’s ongoing business.

Guy C. Jackson, Chair of the Company’s Audit Committee, said, “We look forward to moving forward and focusing our efforts on enhancing shareholder value now that the Audit Committee has concluded its review and informed the full Board of its conclusions. It was important for the Audit Committee to conduct this review and to do so in a diligent, thorough and objective manner and we are pleased that the Company is in a position to move forward from this point and execute on its business plan.”

Leadership and Governance Changes

The Company also announced today that Reese S. Terry, Jr., the Company’s co-founder, former CEO and a current director, has been named Interim Chief Executive Officer. In addition, George E. Parker III has been named Interim Chief Operating Officer and John A. Riccardi has been named Interim Chief Financial Officer. These appointments are effective immediately and follow the resignations of Robert P. (“Skip”) Cummins, as Chairman, CEO, President and a director of the Company, and Pamela B. Westbrook as Vice President, Finance and Administration and CFO. Cyberonics’ Board has initiated a search for a permanent CEO and CFO with the assistance of an executive search firm. During this interim period, Ms. Westbrook has agreed to serve as a consultant to the Company.

As part of its efforts to remain at the forefront of best practices in corporate governance, the Board has voted to separate the roles of CEO and Chairman and elected Tony Coelho, a director of the Company since 1997, to the position of Non-Executive Chairman.

“We are grateful that Reese has agreed to step into this expanded leadership position,” said Mr. Coelho. “He is the natural choice to lead the Company during this interim period. As a founder of Cyberonics and the former CEO and Chairman, we know that Reese has the vision and drive to execute on our strategic plan and to help move the Company forward at this important time.”

“We thank Skip for his vision and unwavering commitment to patients with epilepsy and treatment-resistant depression,” said Mr. Coelho. “Skip helped to establish a deep bench of individuals with the management and financial expertise needed to ensure a smooth transition. On behalf of the Board and the Company, we offer him our gratitude and best wishes in his future endeavors.”

“We also wish to thank Pam for her service to the Company,” continued Mr. Coelho. “We have benefited from Pam’s business acumen and appreciate the effort she put into building the Company’s strong finance organization. We wish her the best.”

Commenting on the appointments of Mr. Parker and Mr. Riccardi, Mr. Terry said, “Cyberonics was founded on the heritage of improving people’s lives and I am confident that with our more than 650 employees and a renewed focus on executing our business plan, we can achieve our goals and deliver results for our shareholders. We appreciate that George and John have accepted these added responsibilities. John’s knowledge of Cyberonics and financial expertise has been an important contributor to our success. We believe that John’s skills, experience and integrity will continue to serve us well. George has been a valuable member of the executive team for more than three years and we are fortunate to have the benefit of his expertise during this transitional period.”

Mr. Terry co-founded Cyberonics and served as Chairman of the Board from 1987 to 2001 and as CEO from 1987 to 1990, when he became Chairman and Executive Vice President. He also served as CEO for a portion of 1995. Mr. Terry resigned from his position as Executive Vice President in February 2000 and as Chairman of the Board in June 2001, but continued to serve on the Board. He previously served at Intermedics Inc., a medical device and electronics company, from 1976 to 1986 as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality. From 1974 to 1976 he held engineering positions at CTS Microelectronics. From 1969 to 1974, he held engineering positions at Cordis Corporation, a heart pacemaker and catheter manufacturing company, where he co-developed the first programmable heart pacer in 1973, and co-developed the first programmable dual chamber pacer in 1980. Mr. Terry currently serves on the Boards of the Epilepsy Foundation of America and IDEV Technologies, Inc, a privately held cardiology medical device company and previously served on the Board of Benchmark Electronics, a contract manufacturing provider.

Mr. Parker joined the Company in July 2003 as Vice President of Human Resources. Prior to joining the Company, Mr. Parker was Vice President, Human Resources at PerkinElmer, Inc., a leading provider of scientific instruments, consumables and services to the pharmaceutical, biomedical, environmental testing and general industrial markets, from August 1999 to November 2002. Mr. Parker has 20 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.

Mr. Riccardi has served as the Director, Financial Planning & Analysis for the Company since November 2005. In such position Mr. Riccardi has led the financial planning, budgeting, forecasting, modeling, and analysis activities for the Company; he has also managed the annual forecasting and planning procedures for the Company’s budget process, and provided analytical measurement of the Company’s financial performance. From May 1997 to November 2005 Mr. Riccardi was employed in several positions of increasing responsibility by Johnson & Johnson, Inc. a major producer and seller of products in the health care industry.

Previously, the Company announced that Hugh M. Morrison had been appointed as a director of the Company. The Company’s Board is now comprised of eight directors. With the appointment of Mr. Terry to the position of interim CEO, seven of the directors are independent according to the existing rules under the Securities Exchange Act of 1934 and the NASDAQ Stock Market. The Board also made new committee assignments, with the following directors serving as chairs of such standing committees: (a) Guy Jackson – Audit, (b) Alan Olsen – Nominating and Governance, and (c) Hugh Morrison – Compensation.

The Company has also taken significant actions to enhance its processes and procedures relating to stock option plan administration and accounting for and disclosure of stock option grants, including creation and adoption of the following policies:

•	A policy which limits the granting of options to specific limited time periods during the year;

•	A policy that requires approval of all option grants at meetings of the Compensation Committee or the Board of Directors, rather than by written consents; and

•	An internal policy to provide that all internal approvals of award grants must be obtained in writing prior to any Board or Compensation Committee action granting an equity award.

Record Date for Annual Meeting of Stockholders

The Company announced that its Board has set a record date of December 18, 2006 for its Annual Meeting of Stockholders.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to the Company and assumptions that the Company believes to be reasonable. The Company is not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning the Audit Committee’s internal review and the expeditious filing of the Forms 10-K and 10-Q. The Company’s actual decisions, performance and results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of the Company’s product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the impact of any restatement of the Company’s financial statements or other actions that might be taken or required as a result of such inquiries or review, including a default under credit facilities or debt instruments; the potential identification of new material weaknesses in the Company’s internal controls over financial reporting; risks and costs associated with such inquiries or review and any litigation relating thereto or to the Company’s stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with compliance with the requirements of the NASDAQ Listing Qualifications Panel to avoid possible delisting of the Company’s stock from NASDAQ for failure to file timely periodic reports with the SEC; uncertainties associated with any appeal concerning any possible delisting by NASDAQ; uncertainties associated with shareholder litigation and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Investor Relations Contact:	Financial Media Contact:

Investor Relations	Joele Frank/Eric Brielmann
Cyberonics, Inc.	Joele Frank, Wilkinson Brimmer Katcher
100 Cyberonics Blvd.	140 East 45th Street, 37th Floor
Houston, TX 77058	New York, NY 10017
Main: (281) 228-7262/Fax: (281) 218-9332	Main: (212) 355-4449
ir@cyberonics.com	Fax: (212) 355-4554